As filed with the U.S. Securities and Exchange Commission on February 7, 2017
Registration No. 333-208111

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-208111

UNDER THE SECURITIES ACT OF 1933

Cnova N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

WTC Schiphol Airport, Tower D, 7th Floor
Schiphol Boulevard 273, 1118 BH Schiphol
The Netherlands
Tel: +31 20 795 0671
(Address of Principal Executive Offices)

Cnova N.V. 2014 Omnibus Incentive Plan
(Full Titles of the Plans)

C T Corporation System
111 Eighth Avenue
New York, New York 10011
Telephone:  (212) 894-8800
(Name and Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  Adam O. Emmerich, Esq., John L. Robinson, Esq.
Telephone:  (212) 403-1000

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Colin J. Diamond, Esq., Irina Yevmenenko, Esq.
Telephone: (212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-208111) (the “Registration Statement”) filed by Cnova N.V., a Netherlands public limited liability company (naamloze vennootschap)  (the “Registrant”) with the U.S. Securities and Exchange Commission on November 19, 2015 to register 16,474,433 of its ordinary shares, par value €0.05 per share (“Ordinary Shares”) for issuance under its 2014 Omnibus Incentive Plan.

The Registrant has terminated the offering of Ordinary Shares contemplated by the Registration Statement.   In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Ordinary Shares registered under the Registration Statement that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to deregister all Ordinary Shares that were registered under the Registration Statement which remain unissued as of the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands, on February 7, 2017.

Cnova N.V.

By:	/s/ Emmanuel Grenier
Emmanuel Grenier
Chief Executive Officer, Executive Director

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.

[Signature Page to Post-Effective Amendment No. 1 to Cnova N.V. Registration Statement on Form S-8]